Exhibit 5.1

June 25, 2021

Tortoise Acquisition Corp. II 5100 W. 115th Place Leawood, KS 66211
Re:	Registration Statement on Form S-4 (File No. 333-256173)

Ladies and Gentlemen:

We have acted as counsel for Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp”), in connection with the registration statement on Form S-4 (File No. 333-256173) initially filed by TortoiseCorp with the U.S. Securities and Exchange Commission, including the combined proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to, among other things, (i) the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among TortoiseCorp, SNPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of TortoiseCorp (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of TortoiseCorp (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), pursuant to which First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the merger as a wholly owned subsidiary of New Volta (as defined below) (the time at which the First Merger becomes effective, the “Effective Time”), and within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta and (ii) as a condition to the effectiveness of the Business Combination, the proposal of TortoiseCorp to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), subject to approval by the shareholders of TortoiseCorp.

Prior to and as a condition to the Business Combination, in connection with the Domestication, TortoiseCorp will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and, in connection therewith, TortoiseCorp will file the Certificate of Domestication (as defined below) simultaneously with the Certificate of Incorporation (as defined below), in each case, in respect of TortoiseCorp with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).

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Following the effectiveness of the Domestication, TortoiseCorp will change its name to “Volta Inc.” (“New Volta”). In connection with the Domestication, prior to the closing of the Business Combination: (i) each then issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A Ordinary Shares”), and each then issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B Ordinary Shares”), of TortoiseCorp will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New Volta (the “New Volta Class A Common Stock”); (ii) each then issued and outstanding warrant of TortoiseCorp (the “TortoiseCorp Warrants”) will convert automatically into a warrant to purchase one share of New Volta Class A Common Stock (the “New Volta Warrants”); (iii) each then issued and outstanding unit of TortoiseCorp (the “TortoiseCorp Units”) will convert automatically into a unit of New Volta (the “New Volta Units”), each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; and (iv) a dual class structure will be implemented and New Volta will be authorized to issue shares of Class B common stock, par value $0.0001 per share (the “New Volta Class B Common Stock” and, together with the New Volta Class A Common Stock, the “New Volta Common Stock”), that will carry voting rights in the form of ten votes per each such share of New Volta Class B Common Stock.

At the Effective Time, (i) each outstanding share of Volta’s Class B Common Stock, par value $0.001 per share (the “Volta Class B Common Stock”), including each share of Volta’s preferred stock that will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time, but excluding shares of Volta’s outstanding unvested restricted Volta Class B Common Stock (collectively, the “Volta Restricted Stock”), will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class A Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement); (ii) each share of Volta’s Class A Common Stock, par value $0.001 per share (the “Volta Class A Common Stock” and, together with the Volta Class B Common Stock, the “Volta Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement); (iii) each warrant to purchase shares of Volta’s preferred stock or Volta Common Stock (the “Volta Warrants”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire a number of shares of New Volta Class A Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement); (iv) each award of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award (the “New Volta Restricted Stock”) with respect to a number of restricted shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement); and (v) each option to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock (the “Volta Options”), whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable (each such option, a “New Volta Option”), based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement).

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In connection with the rendering of the opinion hereafter set forth, we have examined (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the form of Certificate of Incorporation of New Volta to become effective upon the Domestication, filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Incorporation”); (iv) the form of Bylaws of New Volta to become effective upon consummation of the Business Combination, filed as Exhibit 3.3 to the Registration Statement; (v) the form of Certificate of Domestication to become effective upon the Domestication, filed as Exhibit 4.5 to the Registration Statement (the “Certificate of Domestication”); (vi) certain resolutions adopted by the board of directors of TortoiseCorp; and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws; and (v) all of the New Volta Common Stock, New Volta Warrants, New Volta Restricted Stock and New Volta Options will be issued and delivered in accordance with the terms of the Business Combination Agreement and in the manner specified in the Registration Statement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

i.	Upon the completion of the Domestication, each issued and outstanding Class A Ordinary Share and Class B Ordinary Share will convert automatically into one share of New Volta Class A Common Stock that will have been duly authorized by all requisite corporate action on the part of New Volta under the DGCL and that such New Volta Class A Common Stock will be validly issued, fully paid and nonassessable.

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ii.	Upon the completion of the Domestication, each issued and outstanding TortoiseCorp Warrant will convert automatically into one New Volta Warrant that will have been duly authorized by all requisite corporate action on the part of New Volta under the DGCL and will constitute the valid and binding obligation of New Volta, enforceable against New Volta in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

iii.	Upon completion of the Domestication, each issued and outstanding TortoiseCorp Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-fourth of one warrant will automatically convert on a one-for-one basis into a validly issued, fully paid and nonassessable New Volta Unit.

iv.	The New Volta Class A Common Stock, New Volta Class B Common Stock and New Volta Restricted Stock, when issued to Volta’s existing shareholders in the manner and on the terms described in the Registration Statement and the Business Combination Agreement, will have been duly authorized by all requisite corporate action on the part of New Volta under the DGCL and will be validly issued, fully paid and nonassessable.

v.	The New Volta Warrants and New Volta Options, when issued to Volta’s existing shareholders in the manner and on the terms described in the Registration Statement and the Business Combination Agreement, will have been duly authorized by all requisite corporate action on the part of New Volta under the DGCL and will constitute the valid and binding obligation of New Volta, enforceable against New Volta in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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This opinion is limited in all respects to the laws of the State of New York, as interpreted by the courts of the State of New York and of the United States, the DGCL and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose or furnished to, quoted or relied upon by any other person or for any other purpose. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.